                                                     NOTICE OF ANNUAL MEETING

    [LOGO]                                           PROXY STATEMENT

                                                     FINANCIAL SUPPLEMENT

--------------------------------------------------------------------------------
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio  43287

Richard A. Cheap
General Counsel and Secretary



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

         The Thirty-Fourth Annual Meeting of Shareholders of Huntington Bancshares Incorporated will be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 20, 2000, at 5:00 p.m. local Columbus, Ohio time, for the following purposes:

         (1) To elect four directors to serve as Class I Directors until the Annual Meeting of Shareholders to be held in the year 2003 and until their successors are elected.

         (2) To ratify the appointment of Ernst & Young LLP, independent auditors, to serve as auditors for the Corporation for the year 2000.

         (3) To transact any other business which may properly come before the meeting.

         You will be welcome at the meeting, and we hope you can attend. Directors and officers of Huntington Bancshares Incorporated and representatives of its independent auditors will be present to answer your questions and to discuss its business.

         We urge you to vote your proxy by telephone or via the Internet, or execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person, and your proxy will not be used.

Sincerely yours,


Richard A. Cheap
February 25, 2000


       ------------------------------------------------------------------------
            SHAREHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES EITHER ELECTRONICALLY - BY TELEPHONE OR VIA THE INTERNET - OR BY
            SENDING THEIR PROXY CARDS IN THE ACCOMPANYING ENVELOPE
            WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES
       ------------------------------------------------------------------------

                          ----------------------------
                                 PROXY STATEMENT
                          ----------------------------

     This Proxy Statement is furnished to the shareholders of Huntington Bancshares Incorporated (the "Corporation") in connection with the solicitation of proxies by the Corporation's Board of Directors to be used in voting at the Annual Meeting of Shareholders to be held on April 20, 2000, and at any adjournment. This Proxy Statement and the enclosed proxy will be first sent or given to the Corporation's shareholders on approximately March 1, 2000. The Financial Supplement attached to this Proxy Statement contains information relating to the Corporation's financial results for the fiscal year ended December 31, 1999, including the Corporation's consolidated financial statements, accompanying notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

     The shares represented by a properly submitted proxy will be voted as directed if the proxy is received by the Corporation prior to the meeting. The proxy will be voted FOR the nominees for director named in this Proxy Statement, and FOR the ratification of Ernst & Young LLP's appointment as independent auditors, if no direction is made to the contrary. A properly submitted proxy will also confer discretionary authority to vote on any other matter which may properly come before the meeting.

     A person voting by proxy either electronically - by telephone or via the Internet - or by properly signing and submitting the enclosed proxy card has the power to revoke his proxy at any time before it is exercised by filing a written notice with the Secretary of the Corporation prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

     The Corporation will bear the cost of the solicitation of proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Corporation may solicit proxies by mail, telegram, telephone or other means of electronic transmission, or personal interview. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies and will pay such firm fees of approximately $5,000 plus expenses.

     Holders of record of Common Stock at the close of business on February 16, 2000, will be entitled to vote at the Annual Meeting. At that date, the Corporation had 225,512,828 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

     A majority of the outstanding shares of the Corporation will constitute a quorum at the meeting. Under the law of Maryland, the Corporation's state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers, who hold their customers' shares in street name, submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

     The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality and thus broker non-votes and abstentions will have no effect. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of all the votes cast by the holders of Common Stock at a meeting at which a quorum is present for approval or ratification of the matter. Broker non-votes and abstentions will have no effect on this matter since they are not counted as votes cast at the meeting.

ELECTION OF DIRECTORS

     The Corporation's Charter provides for a classified Board of Directors. The number of authorized directors has been set at twelve. The Board of Directors proposes the election of four directors at the 2000 Annual Meeting of Shareholders to serve as Class I Directors.

     Peter Geier, John B. Gerlach, Jr., Robert H. Schottenstein, and William J. Williams are currently Class I Directors of the Corporation, and are being nominated for election or reelection at the 2000 Annual Meeting of Shareholders. The nominees for Class I Directors, if elected, will each serve a three-year term expiring at the 2003 Annual Meeting of Shareholders and until their successors are elected.

     Messrs. Schottenstein and Williams were elected at the 1997 Annual Meeting of Shareholders to serve three-year terms expiring in 2000. Mr. Gerlach was elected at the 1999 Annual Meeting of Shareholders to serve a one-year term expiring in 2000. Mr. Geier was appointed as a Class I Director by the Board of Directors in November 1999 to serve until the 2000 Annual Meeting of Shareholders. At that time Mr. Geier was also named President and Chief Operating Officer of the Corporation.

     It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Geier, Gerlach, Schottenstein, and Williams as Class I Directors. In the event that any of the nominees for director should become unavailable, the number of directors of the Corporation may be decreased pursuant to the Bylaws, or the Board of Directors may designate a substitute nominee, in which event such shares will be voted for such substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

     The following tables set forth certain information concerning each nominee and each continuing director of the Corporation.


                                CLASS I DIRECTORS
                      (NOMINEES FOR TERMS EXPIRING IN 2003)

                                                                                       DIRECTORSHIPS HELD IN ANY COMPANY
                                                                                     WITH A CLASS OF SECURITIES REGISTERED
                   NAME AND PRINCIPAL                         DIRECTOR              PURSUANT TO SECTIONS 12 OR 15(d) OF THE
                     OCCUPATION(1)                    AGE       SINCE                   SECURITIES EXCHANGE ACT OF 1934
-------------------------------------------------  --------  ------------ ----------------------------------------------------
PETER GEIER
        President and Chief Operating Officer         42         1999
        of the Corporation; President and Chief
        Operating Officer, The Huntington
        National Bank
JOHN B. GERLACH, JR.
        Chairman, President, and Chief                45         1999            Lancaster Colony Corporation
        Executive Officer, Lancaster Colony
        Corporation, manufacturer and marketer
        of specialty food, glassware, candles,
        and automotive accessories
ROBERT H. SCHOTTENSTEIN
        President, M/I Schottenstein Homes,           47         1997            M/I Schottenstein Homes, Inc.
        Inc., homebuilding
WILLIAM J. WILLIAMS
        Chairman, Freeburn Ventures, Ltd.,            71         1985
        venture capital and private equity
        investments

                               CLASS II DIRECTORS
                             (TERMS EXPIRE IN 2001)

                                                                                       DIRECTORSHIPS HELD IN ANY COMPANY
                                                                                     WITH A CLASS OF SECURITIES REGISTERED
                   NAME AND PRINCIPAL                         DIRECTOR              PURSUANT TO SECTIONS 12 OR 15(d) OF THE
                     OCCUPATION(1)                    AGE       SINCE                   SECURITIES EXCHANGE ACT OF 1934
-------------------------------------------------  --------  ------------ ----------------------------------------------------
DON CONRAD
        Chairman and Chief Executive Officer,         71         1989
        WACO Oil Company, Inc., retail
        gasoline/convenience stores/car washes,
        self storage warehouses, and real estate
        development
GEORGE A. SKESTOS
        Retired Chairman, Homewood                    72         1995
        Corporation, residential
        construction and development
LEWIS R. SMOOT, SR.
        President and Chief Executive Officer,        66         1995             M/I Schottenstein Homes, Inc.
        The Smoot Corporation, general
        construction and construction
        management
FRANK WOBST
        Chairman and Chief Executive Officer          66         1974
        of the Corporation; Chairman
        and Chief Executive Officer,
        The Huntington National Bank

                               CLASS III DIRECTORS
                             (TERMS EXPIRE IN 2002)

                                                                                       DIRECTORSHIPS HELD IN ANY COMPANY
                                                                                     WITH A CLASS OF SECURITIES REGISTERED
                   NAME AND PRINCIPAL                         DIRECTOR              PURSUANT TO SECTIONS 12 OR 15(d) OF THE
                     OCCUPATION(1)                    AGE       SINCE                   SECURITIES EXCHANGE ACT OF 1934
-------------------------------------------------  --------  ------------ ----------------------------------------------------
DON M. CASTO III
        President, Don M. Casto Organization,         55         1985
        real estate developers
PATRICIA T. HAYOT
        Head of Columbus School for Girls             54         1996
WM. J. LHOTA
        Executive Vice President, American            60         1990             AEP Generating Company, AEP
        Electric Power, management, technical,                                    Resources, Inc., American Electric
        and professional subsidiary of AEP, a                                     Power Service Corp., Appalachian
        major investor-owned electric utility                                     Power Company, Cedar Coal
        system                                                                    Company, Central Ohio Coal
                                                                                  Company, Columbus Southern
                                                                                  Power Company, Indiana Michigan
                                                                                  Power Company, Kentucky Power
                                                                                  Company, Kingsport Power
                                                                                  Company, Ohio Power Company,
                                                                                  Ohio Valley Electric Corporation,
                                                                                  State Auto Financial Corporation

TIMOTHY P. SMUCKER
        Chairman, The J. M. Smucker                   55         1978             The J. M. Smucker Company,
        Company, manufacturer of jams, jellies,                                   Dreyer's Grand Ice Cream, Inc.
        ice cream toppings, peanut butter, and
        juices

-----------------
(1) Each nominee and continuing director has held, or been retired from, the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years, except that Mr. Williams has served in his current position since July 1996. Mr. Williams retired from the position of Chairman of The Huntington National Bank in September 1993. Mr. Wobst and Mr. Geier are also directors of The Huntington National Bank and various other entities affiliated with the Corporation. Mr. Williams is also a director of The Huntington National Bank.
-----------------

     The Board of Directors of the Corporation held a total of seven regular and special meetings during 1999. The Board of Directors has standing Audit, Compensation and Stock Option, Executive, and Pension Review Committees. The members of the Audit Committee are Ms. Hayot and Messrs. Gerlach, Lhota, Schottenstein, Smoot, and Casto, Chairman. The Audit Committee met three times during 1999 and performs the function of overseeing the work of the internal and external auditors. The members of the Compensation and Stock Option Committee are Messrs. Conrad, Skestos, and Smucker, Chairman. This committee met four times during 1999 and reviews benefits and executive compensation, including incentive compensation, and grants stock options. The Executive Committee is composed of Messrs. Casto, Conrad, Smucker, and Wobst, Chairman, and makes recommendations to the full Board of Directors with respect to significant policy issues and nominations to the Board of Directors of the Corporation. The Executive Committee met once in 1999. The members of the Pension Review Committee are

Messrs. Skestos, Smucker, and Conrad, Chairman. The Pension Review Committee met twice during 1999 and administers the Corporation's Retirement Plan, oversees the investment of plan assets, and makes recommendations to the Board of Directors regarding the Retirement Plan.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Corporation receives $1,500 for each Board or committee meeting of the Corporation the director attends (excluding special teleconference meetings). In addition, each non-employee director of the Corporation receives retainer payments at an annual rate of $27,000. Non-employee chairmen of standing committees of the Board of Directors of the Corporation receive additional retainer payments at an annual rate of $5,000. All or any portion of the compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the "Directors' Plan").

     The Directors' Plan, adopted in 1991, allows the members of the Board of Directors of the Corporation to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Directors' Plan. The Corporation transfers cash equal to the compensation deferred pursuant to the Directors' Plan to a trust fund where it is allocated to the accounts of the participating directors.

     The trustee of the Directors' Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Common Stock of the Corporation. During 1999, the trustee invested the trust fund primarily in Common Stock of the Corporation. The trustee may hold some assets of the Directors' Plan in the form of cash to the extent the trustee deems necessary. The trustee maintains a separate account for each participating director. Amounts contributed to the Directors' Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director's account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director's termination as a director.

     All of the assets of the Directors' Plan are subject to the claims of the creditors of the Corporation and the rights of a director or his or her beneficiaries to any of the assets of the Directors' Plan are no greater than the rights of an unsecured general creditor of the Corporation. Directors who are also employees of the Corporation do not receive compensation as directors and, therefore, are ineligible to participate in the Directors' Plan.

     Non-employee directors of the Corporation are also eligible to participate in the Corporation's Amended and Restated 1994 Stock Option Plan (the "1994 Stock Option Plan"). The Corporation considers stock option grants on an annual basis in amounts determined at the discretion of the Compensation and Stock Option Committee. Options to purchase 7,150 shares of the Corporation's Common Stock were granted on May 19, 1999, to each of the non-employee directors at an exercise price of $31.19 per share. The number of shares, and the exercise price, which was equal to the average of the high and low market price of the underlying shares on the date of grant, have been adjusted to reflect the effect of the ten percent stock dividend paid on July 30, 1999. The options became exercisable on November 19, 1999. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Corporation.

OWNERSHIP OF VOTING STOCK

     The following table sets forth the beneficial ownership of the Corporation's Common Stock by each of the Corporation's directors, nominees, and five most highly compensated executive officers, and the directors and executive officers as a group as of December 31, 1999.


                                     SHARES OF COMMON STOCK
 NAME OF BENEFICIAL OWNER             BENEFICIALLY OWNED(1)           PERCENT OF CLASS
-------------------------------------------------------------------------------------------
Don M. Casto III....................       209,707 (2)(4)                     .09%
Richard A. Cheap....................        18,844 (3)                        .01
Don Conrad..........................     1,156,519 (2)(4)                     .51
Judith D. Fisher....................       171,889 (2)(3)                     .08
Peter Geier.........................       137,411 (3)                        .06
John B. Gerlach, Jr.................     1,373,207 (2)(4)                     .59
Patricia T. Hayot...................        49,119 (4)                        .02
Wm. J. Lhota........................        56,280 (2)(4)                     .02
Robert H. Schottenstein.............        30,158 (4)                        .01
Ronald J. Seiffert..................       145,502 (2)(3)                     .06
George A. Skestos...................        35,523 (2)(4)                     .02
Lewis R. Smoot, Sr..................        86,535 (2)(4)                     .04
Timothy P. Smucker..................        88,526 (4)                        .04
William J. Williams.................       126,477 (2)                        .06
Frank Wobst.........................     2,365,589 (2)(3)                    1.03
Directors and Executive Officers
as a Group  (16 in group)...........     6,065,244 (2)(3)                    2.63

----------------

(1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. Figures include 11,828 shares for Mr. Casto, 4,161 shares for Mr. Cheap, 24,427 shares for Mr. Conrad, 43,981 shares for Ms. Fisher, 116,621 shares for Mr. Geier, 7,150 shares for Mr. Gerlach, 9,831 shares for Ms. Hayot, 12,493 shares for Mr. Lhota, 9,831 shares for Mr. Schottenstein, 111,299 shares for Mr. Seiffert, 15,820 shares for Mr. Skestos, 12,493 shares for Mr. Smoot, 12,493 shares for Mr. Smucker, 19,727 shares for Mr. Williams, 1,307,409 shares for Mr. Wobst, and 1,729,236 shares of Common Stock for all directors and executive officers as a group, which could have been acquired under stock options exercisable within 60 days of December 31, 1999.

(2)  Figures include 7,641; 116,096; 44,318; 1,050; 3,074; 3,107; 1,405; and
     57,021 shares of Common Stock owned by members of the immediate families of Messrs. Casto, Conrad, Gerlach, Seiffert, Skestos, Smoot, Williams, and Wobst respectively; 59,916 shares owned by Mr. Conrad as trustee of his daughters' trusts; 4,938 shares of Common Stock owned by Mr. Conrad as beneficiary of the WACO Oil Company, Inc. Profit Sharing Plan; 3,460 shares owned by Ms. Fisher as custodian; 15,525 shares of Common Stock owned jointly by Mr. Lhota and his spouse; 4,171 shares owned jointly by Mr. Seiffert and his spouse; 925,307 shares owned by the John B. Gerlach Trust of which Mr. Gerlach is trustee and beneficiary; 341,705 shares owned by the Gerlach Foundation of which Mr. Gerlach is an officer and trustee; 5,852 shares owned by Lancaster Lens, Inc. of which Mr. Gerlach is an executive officer; 13,003 shares owned by Lehrs, Inc. of which Mr. Gerlach is a director and executive officer; 21,135 shares of Common Stock owned by The Smoot Corporation, of which Mr. Smoot is President, and 466,199 shares of Common Stock reported as owned by individuals as to which the respective directors and executive officers have disclaimed beneficial ownership.

(3) Also includes 224 shares for Mr. Cheap, 4,574 shares for Ms. Fisher, 2,350 shares for Mr. Geier, 4,043 shares for Mr. Seiffert, 74,318 shares for Mr. Wobst, and 85,510 shares of Common Stock for all executive officers as a group, held in the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust. Prior to the distribution of shares of Common Stock from this plan to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(4) Includes 65,024 shares for Mr. Casto, 42,633 shares for Mr. Conrad, 3,386 shares for Mr. Gerlach, 38,708 shares for Ms. Hayot, 23,150 shares for Mr. Lhota, 8,842 shares for Mr. Schottenstein, 8,171 shares for Mr. Skestos, 39,287 shares for Mr. Smoot, and 68,008 shares of Common Stock for Mr. Smucker held in the deferred compensation plans for Directors. Prior to the distribution of shares of Common Stock from the deferred compensation plans for Directors to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.

----------------


     As of December 31, 1999, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Corporation, except as follows:



NAME AND ADDRESS                     SHARES OF COMMON
OF BENEFICIAL OWNER              STOCK BENEFICIALLY OWNED             PERCENT OF CLASS
----------------------------------------------------------------- ---------------------------
The Huntington National                20,181,000 (1)                       8.76%
Bank
Huntington Center
41 South High Street
Columbus, Ohio 43287

-----------------

(1) These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington National Bank. As fiduciary, The Huntington National Bank has sole power to dispose of 4,327,679 of these shares, shared power to dispose of 2,378,441 of these shares, sole power to vote 19,267,463 of these shares, and shared power to vote 160,856 of these shares.

-----------------


TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

INDEBTEDNESS OF MANAGEMENT

     Some of the directors, nominees for election as director, and executive officers of the Corporation are customers of the Corporation's affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors, nominees and executive officers of the Corporation also may be affiliated with entities which are customers of the Corporation's affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, nominees, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

CERTAIN OTHER TRANSACTIONS

     In 1997, The Huntington National Bank began construction of a new Business Service Center at the Easton Development in Columbus, Ohio, to replace the existing Operations Center, also located in Columbus. The Business Service Center, which consists of five floors of approximately 460,000 total square feet, was substantially completed in May 1999. The Business Service Center is occupied primarily by employees of The Huntington National Bank and affiliates of The Huntington National Bank.

     Management considered possible alternatives and determined that it would be appropriate to retain the services of an experienced consultant to undertake the planning, design, and oversight of the construction and provide budgeting and cost control, management and contracting of required contractors and specialists, and guidance to the architect, all consistent with prudent industry standards. Management solicited bids from three qualified construction management firms, each having national or regional prominence, local resources, and experience with similar projects, to act as Construction Manager for the Business Service Center. After thorough evaluation of the bids and the qualifications of the firms, management recommended that The Huntington National Bank utilize Gilbane-Smoot, a joint venture comprised of Gilbane Building Company and The Sherman R. Smoot Company of Ohio. Gilbane-Smoot was also selected through a bidding and review process to provide comprehensive move management services for the relocation of the existing Operations Center to the Business Service Center. Gilbane-Smoot was paid a fee of approximately $2,456,200 for services as Construction Manager and $672,895 for the move management services.

     In addition, after evaluating the bids and qualification of several general contractors, The Huntington National Bank entered into a contract with The Sherman R. Smoot Company of Ohio for the construction of a single deck parking garage at the Business Service Center site for use by the occupants and visitors. The parking garage was completed in October 1998 and accommodates approximately 625 vehicles. The Sherman R. Smoot Company of Ohio was paid approximately $2,350,000 for the design and construction of the parking garage.

     Some of the factors leading to the selection of Gilbane-Smoot and The Sherman R. Smoot Company of Ohio were the prominence, reputation, and highly qualified personnel of both entities, the competitive bids submitted by both entities, and, with respect to Gilbane-Smoot, its experience with the development of bank operations centers, its cooperative working relationship with the developers of the Easton Development, and its experience in completing large-scale technical moves. Lewis R. Smoot, Sr., a director of the Corporation, is President and Chief Executive Officer of The Sherman R. Smoot Company of Ohio. Mr. Smoot is also President and Chief Executive Officer and 87.68% owner of The Smoot Corporation, which is the parent company of The Sherman R. Smoot Company of Ohio. The Sherman R. Smoot Company of Ohio is a 45% equity partner in the Gilbane-Smoot joint venture. The foregoing transactions were presented to the Boards of Directors of both the Corporation and The Huntington National Bank and approved after thorough discussion and review.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer and each of the next four most highly compensated executive officers, for each of the last three fiscal years ended December 31, 1999.

                                                      SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                 ANNUAL COMPENSATION           AWARDS       PAYOUTS
                                               ----------------------          ------       -------

                                                                  OTHER
                                                                  ANNUAL      SECURITIES                ALL OTHER
                                                                  COMPEN-     UNDERLYING     LTIP       COMPEN-
                                          SALARY      BONUS       SATION       OPTIONS      PAYOUTS      SATION
NAME AND PRINCIPAL POSITION      YEAR     ($)(1)       ($)        ($)(2)       (#)(3)       ($)(4)       ($)(5)
------------------------------ -------- ----------------------- ----------- ------------- ----------- ------------
FRANK WOBST
Chairman and                     1999     977,308     1,143,450   109,093      400,950       -0-        39,092
Chief Executive                  1998     957,500       273,240   88,790       302,500     217,010      39,456
Officer                          1997     910,738       693,750   75,487       266,200       -0-        39,058

PETER GEIER
President and                    1999     385,897       556,854     (2)         94,269       -0-        15,436
Chief Operating                  1998     337,500       108,675     (2)         60,500      82,200      13,875
Officer                          1997     255,000       189,000     (2)         53,236       -0-        11,381

RONALD J.
SEIFFERT
Vice Chairman                    1999     374,936       442,538     (2)         94,269       -0-        18,731
                                 1998     337,500       108,675     (2)         60,500      82,200      13,875
                                 1997     255,000       189,000     (2)         53,236       -0-        11,381

JUDITH D. FISHER
Vice Chairman                    1999     296,154       325,710     (2)         55,659       -0-        11,846
                                 1998     277,083        90,252     (2)         39,930      65,760      11,438
                                 1997     258,333       179,850     (2)         39,927       -0-        11,625

RICHARD A. CHEAP(6)
General Counsel                  1999     207,308       196,163     (2)        13,309        -0-         8,978
and Secretary                    1998     128,447        41,790     (2)         9,075        N/A          -0-
                                 1997       N/A          N/A        N/A          N/A         N/A          N/A

-----------------


(1) Includes amounts deferred pursuant to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan.

(2) During 1999, 1998, and 1997 Mr. Wobst received other annual compensation in the amounts indicated, including executive life insurance premiums in the amounts of $79,599, $67,498, and $56,772, respectively. Other annual compensation for each of the other named executive officers for each year indicated was less than $50,000 and less than 10% of the total of annual salary and bonus reported for the named executive.

(3) Represents shares of the Corporation's Common Stock, adjusted for stock dividends and stock splits paid after the date of grant.

(4) The Corporation's Long-Term Incentive Compensation Plan measures the Corporation's performance over multiple-year, overlapping cycles. A cycle did not end in 1999; therefore, no awards were paid under this Plan for 1999.

(5) Figures represent amounts contributed for each named executive officer by the Corporation to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan. For 1999, $6,400 was contributed for each of the named executive officers under the Huntington Investment and Tax Savings Plan, and the amounts of $32,692, $9,036, $12,331, $5,446, and $2,578 were contributed for Messrs. Wobst, Geier, and Seiffert, Ms. Fisher, and Mr. Cheap, respectively, under the Supplemental Stock Purchase and Tax Savings Plan.

(6)  Mr. Cheap joined the Corporation in May 1998.

----------------


EMPLOYMENT AND EXECUTIVE AGREEMENTS

     Mr. Wobst has an agreed upon term of employment. Under an Employment Agreement, Mr. Wobst will be employed by the Corporation through November 15, 2001, with automatic five-year renewals until his death, disability, or retirement. In addition, the Employment Agreement can be terminated earlier by Mr. Wobst or the Corporation upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period. Mr. Wobst's Employment Agreement provides that his annual rate of compensation will not be less than his base salary at the time the agreement was entered into, plus any increases in base compensation as may be authorized by the Board of Directors after the date of the Employment Agreement. It also provides for Mr. Wobst's continued participation in the Corporation's Incentive Compensation Plans, Stock Purchase and Tax Savings Plan, Retirement Plans, Stock Option Plans, and certain other benefits afforded to executive officers of the Corporation.

     In the event Mr. Wobst is terminated for cause, he will be entitled to receive salary payments for three calendar months following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event Mr. Wobst is terminated without cause, he will be entitled to his full compensation and benefits under his Employment Agreement until the later of six months after his termination or the expiration of the then current term of the Employment Agreement. In the event Mr. Wobst becomes disabled, which disability continues for more than six months during a twelve-month period, the Corporation may terminate Mr. Wobst's Employment Agreement, and he will be entitled to his full compensation (base salary and payments under the Incentive Compensation Plans) to the date of termination. Thereafter, Mr. Wobst will be entitled to two-thirds of his base salary, less disability benefits received from any of the Corporation's disability insurance programs, until the first to occur of the termination of the disability, or until the termination of his Employment Agreement. His base salary will be reinstated upon his return to employment. In the event of Mr. Wobst's death, his beneficiaries will receive his base annual salary for six months plus Incentive Compensation Plan payments.

     The Corporation also has entered into Executive Agreements with each of the executive officers named in the Summary Compensation Table. These Executive Agreements were entered into as part of the Corporation's corporate strategy to provide protection for, and thus retain, its well-qualified executive officers notwithstanding any actual or threatened change in control of the Corporation. A "Change in Control" generally includes:

- the acquisition by any person of beneficial ownership of 25% or more of the Corporation's outstanding voting securities;
- a change in the composition of the Board of Directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the Board of Directors or their subsequent nominees;
- a merger involving the Corporation where the Corporation's shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;
-    the dissolution of the Corporation; and

- a disposition of assets, reorganization, or other corporate event involving the Corporation which would have the same effect as any of the above-described events.

     Under each Executive Agreement, the Corporation or its successor must provide severance benefits to the executive officer if his or her employment is terminated (other than on account of the officer's death or disability or for cause):

- by the Corporation, at any time within 36 months after a Change in Control;
- by the Corporation, at any time prior to a Change in Control but after commencement of any discussions with a third party relating to a possible Change in Control involving such third party ("Change in Control Discussions") if the officer's termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of such officer's termination;
- by the executive officer voluntarily with Good Reason at any time within 36 months after a Change in Control of the Corporation; and
- by the executive officer voluntarily with Good Reason at any time after commencement of Change in Control Discussions if such Change in Control is actually consummated within 12 months after the date of such officer's termination.

     "Good Reason" generally means the assignment to the executive officer of duties which are materially (and, in the case of Ms. Fisher and Mr. Cheap, adversely) different from such duties prior to the Change in Control, a reduction in such officer's salary or benefits, or a demand to relocate to an unacceptable location, made by the Corporation or its successor either after a Change in Control or after the commencement of Change in Control Discussions if such change or reduction is made in contemplation of a Change in Control and such Change in Control is actually consummated within 12 months after such change or reduction. An executive officer's determination of Good Reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as Chief Executive Officer of the Corporation immediately prior to a Change in Control, the occurrence of a Change in Control will be conclusively deemed to constitute Good Reason.

     In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer's severance benefits payable under the Executive Agreements include:

- a lump-sum cash payment equal to three times (or, in the case of Ms. Fisher and Mr. Cheap, two and one-half times) the officer's highest base annual salary;
- a lump-sum cash payment equal to three times (or, in the case of Ms. Fisher and Mr. Cheap, two and one-half times) the highest annual incentive compensation to which the officer would be entitled;
- a lump sum cash payment equal to one and one-half times the highest long-term incentive compensation to which the officer would be entitled;
-    thirty-six months of continued insurance benefits; and
- thirty-six months of additional service credited for purposes of retirement benefits.

Each Executive Agreement also provides that the Corporation will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, if either Ms. Fisher's or Mr. Cheap's severance payments and benefits would be subject to any excise tax, but would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the corporation will not have to pay an excess severance payment and the executive officer will not be subject to an excise tax.

     The Executive Agreements provide that, for a period of five years after any termination of the executive's employment, the Corporation will provide the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Corporation or any subsidiary.

     The Corporation must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him or her in connection with any action taken to enforce such officer's rights under the Executive Agreement at a rate equal to the prime commercial rate of The Huntington National Bank or its successor in effect from time to time plus 4%.

      The Executive Agreements are in effect through December 31, 2001, subject to automatic two year renewals and to an extension for thirty-six months after any month in which a Change of Control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS


                           NUMBER OF
                           SECURITIES
                           UNDERLYING   PERCENT OF TOTAL                                           GRANT DATE
                            OPTIONS    OPTIONS GRANTED TO     EXERCISE                              PRESENT
                            GRANTED       EMPLOYEES IN           PRICE            EXPIRATION         VALUE
     NAME                   (#)(1)        FISCAL YEAR           ($/SH)(2)            DATE            ($)(3)
---------------------- ---------------- ------------------ ------------------- ----------------- -------------
Frank Wobst                      43,450        2.10               28.89             2/12/09            507,496
                                357,500       17.26               31.19             5/19/09          4,747,600
Peter Geier                      17,270        0.83               28.89             2/12/09            201,714
                                 76,999        3.72               31.19             5/19/09          1,022,547
Ronald J. Seiffert               17,270        0.83               28.89             2/12/09            201,714
                                 76,999        3.72               31.19             5/19/09          1,022,547
Judith D. Fisher                 11,660        0.56               28.89             2/12/09            136,189
                                 43,999        2.12               31.19             5/19/09            584,307
Richard A. Cheap                  3,410        0.16               28.89             2/12/09             39,829
                                  9,899        0.48               31.19             5/19/09            131,459

---------------


(1) Each of the named executive officers received grants of options on February 12, 1999, and May 19, 1999. All options granted expire ten years from the date of grant. Figures have been adjusted to reflect the effect of a ten percent stock dividend paid on July 30, 1999. The options granted to each named executive officer become exercisable in equal increments on each of the first three anniversaries of the date of grant. Options not yet exercised are canceled upon a termination of employment for any reason other than death, retirement under one or more of the Corporation's retirement plans, termination following a change in control of the Corporation, or a disposition (other than a change in control) of substantially all of the stock or assets of the Corporation, in which case all options become exercisable immediately as of such termination date and remain exercisable for a specified period following the termination. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Corporation. In addition, any tax which the Corporation withholds in connection with the exercise of any stock option may be satisfied by the option holder by electing to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Corporation, such number of shares of Common Stock having a fair market value equal to the amount of the withholding.

(2) In all cases, the exercise price was equal to the average of the high and low market price of the underlying shares on the date of grant. The exercise price has been adjusted to reflect the effect of the ten percent stock dividend paid on July 30, 1999.

(3) The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting the Corporation's stock price or of placing an accurate present value on options to purchase its stock. In performing the calculations it was assumed that: the options were exercised at the end of their ten-year terms; the volatility of the stock price was equal to 39.1% for the February 1999 grants and 40% for the May 1999 grants, which volatility was calculated on a natural logarithmic basis of the Corporation's stock price for the twelve-month period preceding the date of grant; the risk-free rate of return was equal to the ten-year United States Treasury Note Rate effective the date of the grant, to correspond to the term of the options; and the dividend yield was equal to the Corporation's annualized dividend yield at the end of the calendar quarter preceding the option grant, which was 2.66% for the February 1999 grants and 2.59% for the May 1999 grants. No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of the Corporation's stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The total of the grant date values indicated in the table for all stock options granted in 1999 to the named executive officers was $8,595,402, representing approximately .12% of the value of all shares of the Corporation outstanding on May 19, 1999.

----------------



                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                AND FISCAL YEAR-END OPTION VALUES


                                                                   NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED      IN-THE-MONEY(3)
                                                                    OPTIONS AT FISCAL       OPTIONS AT FISCAL
                                                                     YEAR-END (#)(2)          YEAR-END ($)

                            SHARES
                           ACQUIRED ON             VALUE             EXERCISABLE/           EXERCISABLE/
    NAME                   EXERCISE(#)(1)        REALIZED($)        UNEXERCISABLE           UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------
Frank Wobst                       87,732           1,900,275             1,292,926            13,592,259
                                                                           790,619               730,642
Peter Geier                        5,268              95,451               110,865               777,175
                                                                           166,714               105,824
Ronald J. Seiffert                 3,047              69,155               105,543               702,146
                                                                           166,716               105,839
Judith D. Fisher                  18,014             302,635                40,095               111,428
                                                                           109,565               102,884
Richard A. Cheap                     -0-                 -0-                 3,025                   -0-
                                                                            19,359                   -0-

---------------

(1) Figures in this column reflect the number of securities underlying the options exercised.

(2)  Adjusted for stock splits and stock dividends paid after the date of grant.

(3) An option is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

----------------

                               PENSION PLAN TABLE

                                YEARS OF SERVICE

REMUNERATION      15            20            25            30             35             40
------------ ------------- ------------- ------------- ------------- --------------- -------------
  $200,000       $55,947       $74,708       $93,468      $103,801        $113,801      $123,801
   250,000        70,860        94,620       118,380       131,301         143,801       156,301
   300,000        85,772       114,533       143,293       158,801         173,801       188,801
   375,000       108,141       144,401       180,662       200,051         218,801       237,551
   450,000       130,510       174,270       218,030       241,301         263,801       286,301
   500,000       145,422       194,183       242,943       268,801         293,801       318,801
   750,000       219,985       293,745       367,505       406,301         443,801       481,301
 1,000,000       294,547       393,308       492,068       543,801         593,801       643,801
 1,175,000       346,741       463,001       579,262       640,051         698,801       757,551
 1,200,000       354,197       472,958       591,718       653,801         713,801       773,801

     The table above illustrates the operation of the Corporation's Retirement Plan and Supplemental Retirement Income Plan (the "SRIP") by showing various annual benefits assuming various levels of final average compensation and years of credited service. The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Sections 401(a)(17) and 415 of the Internal Revenue Code (the "Code"). Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 1999, this limit was $160,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 1999, this amount was $130,000. An employee who: (a) has completed two years of continuous service with the Corporation (or an affiliated company); (b) has been nominated by the Compensation and Stock Option Committee; and (c) earns compensation in excess of the limitation imposed by Section 401(a)(17) of the Code or whose benefit exceeds the limitation of Section 415(b) of the Code, is eligible to participate in the SRIP. During 1999, Messrs. Geier and Seiffert, and Ms. Fisher were eligible to participate in the SRIP. Mr. Cheap has not completed two years of continuous service and thus is not eligible for nomination to the SRIP. Mr. Wobst participates in the Corporation's Supplemental Executive Retirement Plan ("SERP"), which is described below.

     The maximum years of credited service recognized by the Retirement Plan and the SRIP is forty. Years of service and credited service in addition to those actually earned by a participant can be granted by the Pension Review Committee for the purposes of determining benefits under the SRIP. Benefit figures shown are computed on the assumption that participants retire at age 65. The normal form of benefit under both the Retirement Plan and the SRIP is a life annuity.

     During 1999, Mr. Wobst was the only named executive officer who participated in the SERP. Only those executive officers selected by the Compensation and Stock Option Committee may participate in the SERP. The SERP ensures that each participating executive officer (who retires at or after age
65) receives a level of retirement benefits, without respect to years of service, equal to at least 65% of the officer's highest consecutive twelve months' base salary within the previous sixty months. Benefits under the SERP are paid in the form of a life annuity (with 120 months certain). At the time a participating officer retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount (if any) of the payment due from the Corporation under the SERP: (a) Social Security benefits payable; (b) the benefit under the Retirement Plan; and (c)any benefits under retirement plans of prior employers. If the sum of the payments due from Social Security, the Retirement Plan, and retirement plans of prior employers exceeds 65% of the executive officer's highest consecutive twelve months' base salary, then no payment will be due from the Corporation under the SERP.

     The SERP generally has the effect of equalizing a participant's combined retirement benefits for a particular level of covered compensation for all years of service. Thus, the total annual benefits payable by the Corporation pursuant to the Retirement Plan and the SERP would be the same for an executive officer with fifteen years of service as for an executive officer with forty years of service, assuming each had the same level of covered compensation, the only difference being that the fifteen year executive officer, having a smaller benefit from the Retirement Plan, will receive a greater portion of his benefit from the SERP. Monthly benefits received by participants under the SERP may be increased annually, if indicated, to reflect increases in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers. The estimated annual benefits payable upon Mr. Wobst's retirement under the Retirement Plan and the SERP, reduced by Social Security benefits payable, is $625,284.

      The compensation covered in 1999 for the named officers by the Retirement Plan, the SRIP, or the SERP, as applicable, is base salary as indicated in the Summary Compensation Table. For compensation paid on or after January 1, 2000, the amount covered by the Retirement Plan, the SRIP, and the SERP will include base salary plus 50% of overtime, bonuses, incentive payments, or commissions paid during the year and based on a measurement period of one year or less. The estimated credited years of service for each of the executive officers named in the Summary Compensation Table are 25.5 for Mr. Wobst, 15.83 for Mr. Geier,
20.58 for Mr. Seiffert, 12.33 for Ms. Fisher, and 1.67 for Mr. Cheap.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Committee is composed of Don Conrad, George A. Skestos, and Timothy P. Smucker.
None of the members other than Mr. Conrad is or has ever been an officer of the Corporation or its subsidiaries. Mr. Conrad served as Chairman of the Board of Directors of Huntington
Bancshares Kentucky, Inc., a subsidiary of the Corporation, from its inception in 1985 until its dissolution in 1996.

     On December 31, 1997, the Corporation purchased $15 million of nonvoting Preferred Securities of MFS Capital Trust I, a Delaware business trust (the "Trust"). National Capital Financial Corporation ("National Capital") owns all of the voting Common Securities of the Trust. The Trust invested the proceeds from the sale of its Common and Preferred Securities in a junior subordinated deferrable interest note issued by National Capital bearing interest at 7.41% per annum, payable quarterly, and maturing December 31, 2027 (the "Subordinated Note"). The distribution rate and distribution payment dates of the Preferred Securities and liquidation date of the Trust correspond to the interest rate, interest payment dates, and maturity or earlier repayment date of the Subordinated Note, which is the sole asset of the Trust.

     National Capital has guaranteed payment of distributions on the Preferred Securities out of funds held by the Trust to the extent the Trust has funds available (the "Guarantee"). The Guarantee and the Subordinated Note rank subordinate and junior in right of payment to all indebtedness of National Capital. The Guarantee, together with National Capital's obligations under the Subordinated Note, constitute a full and unconditional guarantee of all of the Trust's obligations under the Preferred Securities. The Preferred Securities are redeemable at par by the Trust upon the redemption by National Capital of the Subordinated Note, which may occur, in whole or in part, at the option of National Capital, at any time on or after December 31, 2007. The Preferred Securities may also be redeemed at par prior to this date upon the occurrence of certain events specified in the trust documents. George A. Skestos is a director of National Capital. The spouse and children of Mr. Skestos collectively own approximately 18% of the common stock of National Capital.

     THE FOLLOWING BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY OF THE CORPORATION'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE CORPORATION SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") oversees the Corporation's executive compensation programs. The Committee met four times in 1999 to review and approve executive compensation matters.

     The Corporation's executive compensation philosophy is designed to meet four primary goals:

(1) Ensure a strong linkage between corporate, unit, and individual performance and total compensation.

(2) Integrate compensation programs with the Corporation's annual and long-term strategic goals.

(3) Encourage long-term strategic management and enhancement of shareholder value through equity awards.

(4) Attract and retain key executives critical to the long-term success of the Corporation by providing a fully competitive reward package that is appropriately sensitive to performance.

     These principles are reflected in the key components of the Corporation's executive compensation programs which consist of base salary, annual incentive awards, and long-term incentive awards. Mr. Wobst has an employment agreement with the Corporation (the "Existing Contract") which remained in effect during 1999. The Existing Contract, among other things, establishes a minimum base salary and participation in the Corporation's incentive compensation plans (see "Employment and Executive Agreements" above). Increases in the minimum base salary and the specific level of participation in the incentive compensation plan for Mr. Wobst is determined by the Committee based on the factors described below. The Corporation's executive compensation programs are regularly evaluated to ensure that they continue to reinforce shareholder interests and support the goals of the Corporation's executive compensation philosophy.

BASE SALARY

     An executive's base salary and subsequent adjustments are determined relative to the following factors: individual and business unit performance, scope of responsibility and accountability, comparison with industry pay practices, and cost of living considerations. The Committee feels that all of these factors are significant and the relevance of each varies from executive to executive. Therefore, no specific weight has been assigned to these factors in the evaluation of an executive's base salary.

     The specific measures of business unit performance vary depending upon the executive's performance area and the goals periodically set for the performance area by the Corporation. Industry salary comparisons, primarily of banking organizations of comparable asset size, are drawn from survey data relating to various executive levels published by independent sources. Where relevant, cross-industry comparisons are utilized for certain executives whose functions are not specific to banking. Although the Committee reviews data representing pay practices of the 25th to 75th percentiles of the competitive market, in terms of compensation, the Committee does not have a policy to target compensation at a designated level of the pay practices of such market. Approximately 70% of the banking organizations comprising the KBW 50 Total Return Index and approximately 90% of banking organizations comprising the S&P Major Regional Banks Index were included in the data reviewed by the Committee. Both of these indexes are included for comparison purposes in the shareholder return graph included in this proxy statement (see "Comparison of Five Year Cumulative Total Return Among the Corporation, the S&P 500 Index, the S&P Major Regional Banks Index and the KBW 50 Total Return Index", below).

     Typically, executive officers are reviewed for supplemental increases in their base salary on a 15 month cycle. Although Mr. Wobst's normal salary review was scheduled for October 1999, at the request of Mr. Wobst, no increase was made in his salary with respect to 1999.

ANNUAL CASH INCENTIVE AWARDS

     Under the Corporation's Incentive Compensation Plan, as amended and restated in 1999, executive officers earned annual cash incentive awards determined as a percentage of base salary. The percentage of base salary for an executive was determined by (a) the category to which the executive was assigned for 1999 based upon his level of responsibility and (b) the Corporation's performance as measured by return on average shareholders' equity ("ROAE") relative to a range of ROAE targets established by the Committee in February of 1999. An executive's award expressed as a percentage of base salary will be greater, as higher ROAE targets are achieved.

     For 1999, the range of incentive opportunity as a percentage of base salary changed from the previous year. ROAE targets that were set for 1999 had no predetermined relationship to the ROAE targets set for the previous year. In establishing the targets, consideration was given to internal corporate performance goals and the Corporation's assessment of its economic environment and industry trends.

     Awards for those executive officers whose compensation in 1999 was anticipated to be effected by Section 162(m) of the Internal Revenue Code were based solely on the Corporation's performance relative to ROAE goals (see "Tax Deductibility of Executive Compensation" below). For 1999, the remaining executive officers' awards were weighted as follows: 50% for corporate performance, 40% for business unit performance, and 10% for individual performance. The portions of an executive's award tied to these factors were based upon the scope of the executive's responsibility, and could have been adjusted as recommended by the managing executive's subjective evaluation.

      No awards could have been paid under the plan unless the Corporation's performance met the established minimum ROAE target level of 14%. The Committee certified in writing that ROAE goals and other material terms had been met for 1999 and approved all awards. Based solely on the Corporation's ROAE performance in 1999, Mr. Wobst's award was $1,143,450.

     In addition to the annual cash incentive awards under the Incentive Compensation Plan, the Committee may, in certain circumstances, approve a discretionary cash bonus award for an executive officer, other than a covered officer, due to extraordinary performance.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards are in the form of stock and cash awards granted under the Long-Term Incentive Compensation Plan and stock options granted under the Corporation's employee stock option plans. The value of these awards is dependent upon the Corporation's performance over a period of time, as described below.

     Each of the named executive officers was selected by the Committee to participate in the cycle of the Long-Term Incentive Compensation Plan that began on January 1, 1999, and will end on December 31, 2000 (the "1999 Cycle"). The Long-Term Incentive Compensation Plan, as amended and restated for performance cycles beginning on or after January 1, 1999, measures the Corporation's performance over two-, three-, or four-year cycles. The Committee selects the length of each cycle and it remains constant throughout the cycle. The Committee selects as participants for each cycle those officers who, in the opinion of the Committee, will significantly contribute to the long-term strategic performance and growth of the Corporation.

     Awards under the Long-Term Incentive Compensation Plan for the 1999 Cycle will be based on a comparison of the Corporation's two-year average ROAE to the two-year average ROAE of a peer group. The Committee approved as the peer group for the 1999 Cycle the fifty largest United States banking organizations, based on assets at the end of the cycle, whose stock was publicly traded during the cycle, minus the ten largest such banking organizations.

     Awards under the 1999 Cycle are to be determined as a percentage of the executive officers' base salary at the end of the cycle. The percentage of base salary for an executive is determined individually by (a) the group to which the executive is assigned for a cycle based upon the participant's level of responsibility and (b) the Corporation's ROAE performance relative to other banking organizations in the peer group for the cycle. The terms of the plan are such that if the Corporation's ROAE performance is at the 25th percentile of all peer group banks in the cycle (the "Threshold Level"), awards will be paid. The percentage of base salary awarded to an executive officer increases incrementally as performance increases. Target level performance is achieved if the Corporation's performance is at the 50th percentile of all peer group banks in the cycle. The percentage of base salary awarded increases incrementally at a higher rate once the Corporation's ROAE results go over the plan target levels. No award would be made pursuant to the Long-Term Incentive Compensation Plan if the Corporation's ROAE performance were below the Threshold Level, and the maximum award would be paid if the Corporation's ROAE performance were at or above the 90th percentile of the peer group. The maximum award is 160% to 250% of a participant's base salary depending upon the group to which a participant is assigned based on level of responsibility. Awards are typically made in stock, however, participants may elect to receive up to 50% of their awards in cash.

     Stock option awards are generally considered annually by the Committee, and the number of shares granted to an executive officer is based on the individual's scope of responsibility, a subjective evaluation of the performance of the individual and his or her business unit since the last grant, and industry comparisons. No specific weight is attached to these factors.

     Data from two surveys published by nationally known compensation and human resources consulting firms was reviewed by the Committee to determine competitive benchmarks for awarding 1999 options. The two surveys provided data on financial institutions. One survey included 101 companies of which 39 were commercial banks. The other survey included 130 financial institutions of which 44 were commercial banks. Competitive grants were considered by using sources presenting data as a percentage of base salary, as a dollar value, and as a percentage of total shares of Common Stock outstanding. The Committee does not have a policy to target its option awards at any specific level of data as provided from these sources.

     In addition, information as to the options awarded to each executive during recent years was reviewed by the Committee. However, the Committee did not consider the total amount of options held by an executive officer in determining the size of an option awarded for 1999.

     The Committee may award stock options more frequently than annually under appropriate circumstances. In 1999, the Corporation implemented much of its corporate-wide restructuring plan designed to streamline the Corporation and improve profitability. Additional stock options were granted to key employees, including the named executive officers, in early 1999 to motivate higher levels of corporate performance during this challenging period.

     Each stock option has an exercise price equal to the fair market value of the underlying Common Stock of the Corporation on the date of grant. Each stock option granted to an executive officer in 1999 becomes exercisable in three equal annual increments beginning on the first anniversary of the grant and remains exercisable for a period of ten years from the date of grant (subject to plan forfeiture restrictions). Since the stock options are granted at market price, the value of the stock options is entirely dependent upon the growth in the Corporation's stock price.

     For 1999, the Committee awarded stock options to 775 employees in a total amount equal to .90% of the Corporation's average shares of Common Stock outstanding for the year. Mr. Wobst received 19.4% of all option shares granted to employees, or 400,950 shares, as adjusted for a ten percent stock dividend paid in July 1999. The majority of option shares granted to the named executive officers had a value at grant, adjusted for the stock dividend paid in July 1999, of $31.19 per share. Additional detail on executive stock option grants is provided in the table above entitled "Option Grants in Last Fiscal Year."

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Internal Revenue Code Section 162(m) no longer permits the Corporation to deduct certain non-performance-based compensation in excess of $1,000,000 per taxable year paid to each of the Chief Executive Officer and the four most highly compensated executives required to be named in the annual proxy statement. The Corporation may continue to deduct compensation paid to the named executive officers in excess of $1,000,000 provided the payment of such compensation qualifies for an exception under Section 162(m), including an exception for certain performance-based compensation.

     The Committee believes that Section 162(m) should not cause the Corporation to be denied a deduction for 1999 compensation paid to the named executive officers. The Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy.


COMPENSATION AND STOCK OPTION COMMITTEE

           Timothy P. Smucker, Chairman
           Don Conrad
           George A. Skestos

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  AMONG THE CORPORATION, THE S&P 500 INDEX, THE S&P MAJOR REGIONAL BANKS INDEX
                        AND THE KBW 50 TOTAL RETURN INDEX

     The line graph below compares the yearly percentage change in cumulative total shareholder return on the Corporation's Common Stock and the cumulative total return of the S&P 500 Index, the S&P Major Regional Banks Index, and the KBW 50 Total Return Index for the period December 31, 1994, through December 31, 1999. The KBW 50 Total Return Index, published by Keefe, Bruyette & Woods, Inc., is a market capitalization-weighted bank stock index that includes all money center and most major regional bank holding companies. The S&P Major Regional Banks Index is a market capitalization-weighted bank stock index designed to measure the performance of the 25 major regional banking organizations included in the S&P 500 Index. Since the S&P Major Regional Banks Index excludes money center banks, management of the Corporation believes that this Index represents a better measure of comparison than the KBW 50 Index. An investment of $100 on December 31, 1994, and the reinvestment of all dividends are assumed.


                                    [GRAPH]



                1994       1995       1996       1997       1998       1999

HBI             $100       $151       $188       $288       $271       $244
KBW             $100       $160       $227       $331       $359       $346
S&P             $100       $138       $169       $226       $290       $351
S&P Reg         $100       $158       $215       $324       $358       $307

EXECUTIVE OFFICERS OF THE CORPORATION

     Each executive officer of the Corporation is listed below, together with a statement of the business experience of that officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

     RICHARD A. CHEAP, age 48, has served as General Counsel and Secretary for the Corporation and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Prior to joining the Corporation, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. Mr. Cheap concentrated in the areas of general business, corporate finance, mergers and acquisitions, and business taxation. While with Porter, Wright, Morris & Arthur, Mr. Cheap represented the Corporation in a variety of matters, including acting as lead attorney in negotiating the terms and documentation of most of the Corporation's bank acquisitions during the preceding nine years.

     ANNE CREEK, age 46, has served as Chief Financial Officer for the Corporation since November 1999, and as Executive Vice President since April 1999. Ms. Creek was also named Treasurer for the Corporation in February 2000. Ms. Creek served as Senior Vice President from January 1996 to April 1999, as Principal Accounting Officer from April 1999 to November 1999, and as Controller from January 1997 to March 1999. Ms. Creek also served as manager of Corporate Planning and Analysis from January 1996 to January 1997. Prior thereto, Ms. Creek served as Senior Vice President and Chief Financial Officer for The Huntington Mortgage Company, from August 1994 to January 1996.

     JUDITH D. FISHER, age 54, has served as Vice Chairman of the Corporation in charge of Funds Management and the Private Financial Group since November 1999. Ms. Fisher served as Executive Vice President of the Corporation from February 1994 to November 1999, as Chief Financial Officer from April 1999 to November 1999, and as Treasurer for the Corporation from July 1998 to February 2000. Ms. Fisher has also served as Executive Vice President and Manager of the Treasury Group of The Huntington National Bank since January 1991, and as President of Huntington Bancshares Financial Corporation since April 1991. Ms. Fisher served as Senior Vice President and Manager, Investment and Funds Management, for The Huntington National Bank, from September 1987 to January 1991.

     PETER GEIER, age 42, has served as President and Chief Operating Officer for the Corporation since November 1999, and as President and Chief Operating Officer for The Huntington National Bank since December 1996. Mr. Geier has also served as a director of the Corporation since November 1999 and of The Huntington National Bank since December 1996. From December 1996 to November 1999, Mr. Geier served as Vice Chairman for the Corporation. Mr. Geier served as Executive Vice President of the Corporation from November 1994 until December 1996, and as Executive Director of Consumer Services from March 1994 to December 1996. Mr. Geier served as Senior Vice President of the Corporation from March 1994 to November 1994. Prior thereto, Mr. Geier served as Senior Vice President and Manager of Commercial Banking of The Huntington National Bank from November 1989 to March 1994. Mr. Geier joined The Huntington National Bank in March 1984 and served in various other capacities prior to November 1989.

     RONALD J. SEIFFERT, age 43, has served as Vice Chairman of the Corporation and as a director and Vice Chairman of The Huntington National Bank since December 1996. He served as Executive Vice President and Executive Director of Commercial Services of the Corporation from January 1996 to December 1996. Prior thereto, Mr. Seiffert served as Executive Vice President and Group Manager of the Commercial Banking Group for the Northern Region of The Huntington National Bank from February 1994. Mr. Seiffert joined the Bank in 1979 and served in various other capacities prior to February 1994.

     FRANK WOBST, age 66, has served as Chairman of the Board and Chief Executive Officer of the Corporation since February 1981 and as Chairman of the Board and Chief Executive Officer of The Huntington National Bank since December 1996. Mr. Wobst has also served as a director of The Huntington National Bank and the Corporation from the time he joined the Corporation in 1974. In addition, Mr. Wobst served as Chairman of The Huntington Trust Company, National Association, from February 1988 until June 1997 when that entity was merged into The Huntington National Bank. Mr. Wobst served as President of the Corporation from February 1981 to October 1984, and from July 1998 to November 1999, as President of The Huntington National Bank from July 1974 until March 1983 and from March 1984 to September 1986 and as Chairman of the Board and Chief Executive Officer of The Huntington National Bank from February 1981 to September 1986.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP, independent auditors, as auditor for the Corporation for the year 2000. Although not required, the Board of Directors is submitting its selection to the shareholders of the Corporation for ratification. Ernst & Young LLP has served as the independent auditor for the Corporation since its inception in 1966. The Board of Directors believes that the reappointment of Ernst & Young LLP for the year 2000 is appropriate because of the firm's reputation, qualifications, and experience. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Board of Directors will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors, and persons who are beneficial owners of more than ten percent of the Corporation's Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, and on written representations from reporting persons concerning the necessity of filing a Form 5-Annual Statement of Changes in Beneficial Ownership, the Corporation believes that, during 1999, all filing requirements applicable for reporting persons were met, except that Anne Creek's Form 3 Initial Statement of Beneficial Ownership - correctly reflecting all of her beneficial ownership, was filed approximately three weeks late.

PROPOSALS BY SHAREHOLDERS FOR 2001 ANNUAL MEETING

         If any shareholder of the Corporation wishes to submit a proposal for consideration for inclusion in next year's Proxy Statement and to be acted upon at the annual meeting of the Corporation to be held in 2001, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, Huntington Center, 41 South High Street, Columbus, Ohio 43287, prior to the close of business on October 31, 2000. If the Corporation receives notice of a shareholder proposal after March 21, 2001, persons named as proxies for the 2001 Annual Meeting of Shareholders will have discretionary voting authority to vote on such proposal at the meeting.

         In addition, the Corporation's Bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, and
(2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who wishes to nominate a candidate for election as a director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.

OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, a properly submitted proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.

         The Corporation's 1999 Annual Report was furnished to shareholders concurrently with the mailing of this proxy material. THE CORPORATION'S FORM 10-K FOR 1999 AND ADDITIONAL COPIES OF THE 1999 ANNUAL REPORT WILL BE FURNISHED, WITHOUT CHARGE, TO SHAREHOLDERS OF THE CORPORATION UPON WRITTEN REQUEST TO INVESTOR RELATIONS, HUNTINGTON BANCSHARES INCORPORATED, HUNTINGTON CENTER, COLUMBUS, OHIO 43287.

         If you are an employee of the Corporation or its affiliated entities and are receiving this Proxy Statement as a result of your participation in the Huntington Investment and Tax Savings Plan, a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan.

                       HUNTINGTON BANCSHARES INCORPORATED
                           PLEASE MARK VOTE IN OVAL
                            USING DARK INK ONLY.  / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  ELECTION OF DIRECTORS           For     Withhold      For All
01 - Peter Geier                    All        All        Except*
02 - John B. Gerlach, Jr.           / /        / /         / /
03 - Robert H. Schottenstein
04 - William J. Williams

--------------------
Nominee Exception(s)

*(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE SUCH NOMINEE'S NAME IN THE SPACE PROVIDED.)

2. Ratification of the appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the Year 2000.

                                    For     Withhold
                                    All        All        Abstain
                                    / /        / /         / /


Date              ,2000
    -------------

-----------------------
       Signature

Please date and sign your name as it appears hereon.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

CONTROL NUMBER

                                            [HUNTINGTON LOGO]

             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET
      QUICK - EASY - IMMEDIATE - AVAILABLE 24 HOURS A DAY - 7 DAYS A WEEK

Huntington encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE

Call toll-free 1-888-776-5662 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit CONTROL NUMBER located above.

Option #1:    To vote as the Board of Directors recommends on ALL Proposals:
              Press 1

              When asked, please confirm your vote by pressing 1.

Option #2:    If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.


TO VOTE BY INTERNET

Go to the following website:
www.harrisbank.com/wproxy

Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located above.

Follow the simple instructions on the screen.

   If you vote by telephone or the Internet, DO NOT mail back the proxy card.

                             THANK YOU FOR VOTING!

                  HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                       HUNTINGTON BANCSHARES INCORPORATED
                        INSTRUCTION CARD TO PLAN TRUSTEE

         The undersigned participant in the Huntington Investment and Tax Savings Plan (the "Plan") hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Jon M. Anderson, S. Ronald Cook, Jr., and Michael T. Radcliffe, or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the "Corporation") which the undersigned is entitled to vote pursuant to paragraph 11.05(e) of the plan at the Annual Meeting of Shareholders of the Corporation to be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 20, 2000, and at any adjournment or adjournments thereof as designated on the reverse.

   THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

  IF NO DIRECTION IS MADE, THE TRUSTEE OF THE PLAN WILL VOTE THE PARTICIPANT'S SHARES AS DIRECTED BY THE PLAN'S ADMINISTRATIVE COMMITTEE IN ACCORDANCE WITH THE
                               TERMS OF THE PLAN.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------

                       HUNTINGTON BANCSHARES INCORPORATED
                            PLEASE MARK VOTE IN OVAL
                            USING DARK INK ONLY.   / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  ELECTION OF DIRECTORS           For     Withhold      For All
01 - Peter Geier                    All        All        Except*
02 - John B. Gerlach, Jr.           / /        / /         / /
03 - Robert H. Schottenstein
04 - William J. Williams

--------------------
Nominee Exception(s)

*(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE SUCH NOMINEE'S NAME IN THE SPACE PROVIDED.)

2. Ratification of the appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the Year 2000.

                                    For     Withhold
                                    All        All        Abstain
                                    / /        / /         / /

                         Date              ,2000
-----------------------      -------------
       Signature

                         Date              ,2000
-----------------------      -------------
       Signature

Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

CONTROL NUMBER

                                            [HUNTINGTON LOGO]

             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET
      QUICK - EASY - IMMEDIATE - AVAILABLE 24 HOURS A DAY - 7 DAYS A WEEK

Huntington encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE

Call toll-free 1-888-297-9635 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit CONTROL NUMBER located above.

Option #1:    To vote as the Board of Directors recommends on ALL Proposals:
              Press 1

              When asked, please confirm your vote by pressing 1.

Option #2:    If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.


TO VOTE BY INTERNET

Go to the following website:
www.harrisbank.com/wproxy

Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located above.

Follow the simple instructions on the screen.

   If you vote by telephone or the Internet, DO NOT mail back the proxy card.

                             THANK YOU FOR VOTING!

                                                                  COMMON STOCK

                       HUNTINGTON BANCSHARES INCORPORATED
 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING - APRIL 20, 2000

         The undersigned shareholder of Huntington Bancshares Incorporated appoints Jon M. Anderson, S. Ronald Cook, Jr., and Michael T. Radcliffe, or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 20, 2000, and at any adjournment or adjournments thereof as designated on the reverse.

   THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST &
                                   YOUNG LLP.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------

      Provided by Harris Trust and Savings Bank for Huntington Shareholders

THE SHAREHOLDER SERVICES HELP LINE
Fast and easy access to your shareholder account information anytime, anywhere from any touch-tone phone.

ONE STOP
Change your address, get a current share balance, order a report, or hear the latest news about The Huntington...all with one telephone call.

FOR ROUTINE INQUIRIES, WE'RE OPEN 24 HOURS A DAY, 365 DAYS A YEAR
The automated system is ready whenever you are, whether it's 7:00 a.m. or 10:00 p.m. Calling from home, where many people keep their important shareholder records, is now more convenient. Please note that account information may not be available from 5:30 p.m. through 6:30 p.m. Central Time.

FOR THOSE SPECIAL NEEDS, A "LIVE" PERSON STILL AWAITS YOU
Some questions are too complicated for an automated system. You always have the choice of speaking directly to a shareholder services representative by placing your call Monday through Friday from 8:30 a.m. to 6:00 p.m. Central Standard Time.

                          HARRIS SHAREHOLDER SERVICES
                         PHONE MENU MAP (800) 725-0674

-------------------------------------------------------------------------------------------------------------------------------
           ACCOUNT                HUNTINGTON          HUNTINGTON    SHAREHOLDER    TAX Q&A       HELP
         INFORMATION                 NEWS           FINANCIAL LINE  INFORMATION  INFORMATION
------------------------------         ----------------------------------------------------------------------------------------
  ACCOUNT      REORDER    ACCOUNT   TRANSFER   LOST SECURITIES  DIRECT DEPOSIT  HARRIS MAILING   FREQUENTLY ASKED    FAX BACK
INFORMATION   STATEMENTS  CHANGES  PROCEDURES                    INSTRUCTIONS   ADDRESS & FAX#      QUESTIONS      INFORMATION
-------------------------------------------------------------------------------------------------------------------------------
For Account                        For Huntington News              For General                    Helpful Hints
Information                        and Publications                 Shareholder Information
                                                                                                   - Press 0 at anytime
- Share balances                   - Quarterly earnings             - Transfer a security            to speak to a customer
- Dividend distribution              report summaries                 into a new name                service representative
  information                      - Dividend declarations          - Transfer from                  Monday through Friday
- Dividend reinvestment,           - Order Huntington                 a dividend                     8:30 a.m. to 5 p.m.
  including prospectus               financial reports                reinvestment account           Central Time
  requests                         - Other news that affects        - Replace a lost               - Press * to return
- Tax information,                   the financial performance        certificate or                 to the previous
  including financial                of the company.                  dividend check                 menu
  reports                                                           - Dividend direct deposit      - Press ** to return
                                                                      information                    to the main menu
                                                                                                   - To exit the system,
                                                                                                     simply hang up

Please retain this card for future reference        Account #
                                                               -----------------